Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan of our report dated October 17, 2008 with respect to the consolidated financial statements and schedules of IAC/InterActiveCorp included in its Annual Report (Form 10-K/A Amendment No. 3) for the year ended December 31, 2007, and our report dated February 25, 2008 with respect to the effectiveness of internal controls over financial reporting of IAC/InterActiveCorp as of December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, each filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

New York, New York

October 24, 2008